Exhibit 16.1

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

March 5, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by PharMerica Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of PharMerica Corporation dated March 2, 2010. We agree with the statements concerning our Firm appearing in item 4.01 in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Louisville, Kentucky